Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2018 Results
OLD GREENWICH, Connecticut—May 7, 2018
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended March 31, 2018.
Highlights

•	Net income[1] of $21.0 million, or $0.67 per basic and diluted share.

•
Book value per share as of March 31, 2018 of $19.25 on a diluted basis, after payment of a quarterly dividend of $0.41 per share, as compared to book value per share of $18.85 on a diluted basis as of December 31, 2017.

•	Credit strategy gross income of $25.3 million for the quarter, or $0.81 per share.

•	Agency strategy gross loss of $(0.3) million for the quarter, or $(0.02) per share.

•	Net investment income of $10.2 million for the quarter, or $0.32 per share.

•
Announced a dividend of $0.41 per share for the first quarter of 2018, equating to an annualized dividend yield of 10.8% based on the May 4, 2018 closing price of $15.18 per share; dividends are paid quarterly in arrears.

•	Repurchased 943,897 common shares during the quarter, or approximately 3.0% of our outstanding common shares as of the beginning of the quarter, at an average price of $14.80 per share.

•	Debt-to-equity ratio, excluding repo borrowings on U.S. Treasury securities, of 2.62:1 as of March 31, 2018.
First Quarter 2018 Results
"In the first quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $21.0 million, or $0.67 per share," said Laurence Penn, Chief Executive Officer and President. "We successfully navigated the market volatility this quarter, and are pleased to report that our earnings comfortably covered our dividend. For the quarter we generated a very strong total return of 4.3%, or 18.3% annualized.
"Excellent performance within our Credit portfolio, in both loans and securities, drove the quarter's results. The high yielding, short duration portfolio we brought into the year performed well, as we had significant contributions from our consumer loan, small balance commercial mortgage loan, and European and U.S. non-performing loan strategies. Our investments in mortgage originators also performed extremely well. Finally we were able to take advantage of trading opportunities this quarter, generating strong returns in our CMBS, non-Agency and European non-conforming RMBS, and CLO strategies.
"Similar to the fourth quarter, we supplemented our earnings with book value accretion by repurchasing shares. We bought back about 3% of our outstanding shares in the first quarter, which was accretive to diluted book value by $0.13 per share. Following quarter end, we repurchased an additional 203,004 shares, through May 3, 2018. We expect to continue repurchasing opportunistically while our shares trade at a substantial discount to book value.
"The year is off to a great start for EFC, as we reap the benefits of our larger Credit portfolio. Our Credit portfolio continues to grow, as we continue to capitalize on the robust pipeline of high-yielding loan assets that we have developed. As a direct result of this growth, our net investment income is also growing nicely, and net investment income alone covered about 80% of our dividend this past quarter. Meanwhile, market volatility is generating more opportunities to both add assets at higher yields and generate trading gains, while at the same time underscoring the importance of the credit and interest rate hedges that we use to protect book value. We believe that the current income from our growing loan portfolios, combined with our dynamic hedging strategies, liquidity management, diverse sources of financing, and the relatively short duration of our overall Credit portfolio, position us well for the current higher-volatility market environment."
Market Overview

•	In March, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.50%–1.75%, its sixth rate increase since December 1, 2015.

•
In January, and then again in April, the Federal Reserve increased the amount of the tapering of its reinvestments, in line with the schedule it had laid out in September 2017. The tapering of Agency RMBS purchases increased to $8 billion per month in January, and to $12 billion per month in April.

•
Despite steepening over the first two months of the year, the yield curve finished the quarter flatter than where it started, for the fifth consecutive quarter. The 2-year U.S. Treasury yield rose 38 basis points to end the quarter at 2.27%, while the 10-year U.S. Treasury yield increased 33 basis points to 2.74%; the spread between the 2-year and 10-year tightened to just 47 basis points, as compared to 52 basis points at year-end.

1 Increase (decrease) in shareholders' equity from operations, or "net income (loss)."

•	One-month LIBOR increased 32 basis points to end the first quarter at 1.88%, while three-month LIBOR increased 62 basis points to 2.31%. Both of these levels were the highest in over nine years.

•	Mortgage rates increased in the first quarter, with the Freddie Mac survey 30-year mortgage rate rising 45 basis points to end the quarter at 4.44%.

•
Overall Agency RMBS prepayment rates continued to be muted during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, was unchanged quarter over quarter.

The beginning of 2018 started much like 2017 finished, with equities reaching new highs in January. However, toward the end of January, the relative stability of 2017 suddenly reversed course. Equities sold off violently, driven in part by concerns over inflation and rising interest rates. The Dow Jones Industrial Average moved more than 2% in four of the first six trading sessions of February, as compared to no such days during 2017. By February 8th, just nine trading days after reaching its all-time high, the S&P 500 Index entered correction territory. At the same time, long-term interest rates rose steadily and finally broke out of their 2017 ranges, with the 10-year U.S. Treasury yield reaching 2.95% on February 21st, marking the highest daily close in more than four years and 91 basis points higher than the 2017 lows reached just last September. The Chicago Board Options Exchange Volatility Index, known as the VIX, jumped 282% between January 1st and February 5th, with a 20-point surge occurring on February 5th, its largest one-day movement on record. On February 9th, the Merrill Lynch Option Volatility Estimate Index, or MOVE Index, closed 54% above its year-end level, reaching its highest level since April 2017.
In March, equity volatility remained elevated amidst new concerns of an international trade war, while long-term interest rates leveled off and the yield curve flattened. Despite all of the volatility, the S&P 500 Index finished the quarter down only 1.2%.
During the quarter, yield spreads across many credit products widened in sympathy with the interest rate and equity market volatility. Corporate credit spreads tightened slightly during January but then widened dramatically. The Markit North America High Yield Index widened 63 basis points during the quarter—and in March reached its highest level since December 2016—while the Bloomberg Barclays U.S. Corporate Investment Grade Index registered a negative return of (79) basis points for the first quarter. Meanwhile, LIBOR continued its rapid rise, with 3-month LIBOR climbing 62 basis points from the end of last year. This increase in LIBOR boosted coupons in floating rate debt instruments and benefited the structured credit sector, including CLOs, leveraged loans, and legacy Non-Agency RMBS.
Agency RMBS prices came under substantial pressure during the first quarter, with interest rates materially higher and many coupons experiencing significant duration extension. These price movements were further compounded by a significant widening in Agency RMBS yield spreads, caused primarily by increased interest rate volatility and the technical drag created by the escalation of the Federal Reserve's tapering program. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated a negative return of (1.19%) for the quarter, underperforming (on a duration-adjusted basis) the Bloomberg Barclays U.S. Treasury Index by 39 basis points.
Financial Results
Credit Summary
As of March 31, 2018, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) was $1.146 billion, which was an increase of approximately 12% from $1.025 billion as of December 31, 2017. During the quarter, the Credit strategy generated total gross income of $25.3 million, or $0.81 per share.
The growth of our Credit portfolio primarily came from net purchases in the following strategies: residential mortgage loans and REO, European non-conforming RMBS, and consumer loans and ABS. In addition, we increased our holdings of certain more liquid, lower-risk assets, such as U.S. non-Agency RMBS and CLO note investments. We believe that these investments can be sold easily as we continue to add higher-yielding assets, and in the meantime they provide the opportunity for solid net income. Portfolios that declined in size during the quarter included European CLOs and U.S. CMBS.
Also during the quarter, we added financing facilities for certain of our consumer loan and European non-performing loan strategies, and participated in a second Ellington-sponsored CLO that closed in January. We are optimistic that market conditions will support additional securitizations across our non-QM and leveraged loan strategies later this year. Of note with respect to our CLO securitization strategy, the United States Court of Appeals for the District of Columbia Circuit ruled in February that U.S. risk retention rules do not apply to managers of open-market CLOs. If not successfully challenged, we believe that this ruling will increase the liquidity of certain of our CLO investments.
Our Credit portfolio performed very well during the quarter and continued to be the primary driver of our earnings. During the first quarter, our Credit strategy generated gross investment income of $11.3 million, net realized gain of $5.0 million, and change in net unrealized gain of $7.7 million. We benefited from strong performance from several of our loan-related strategies, including consumer loans, small balance commercial mortgage loans, and European and U.S. non-performing loans, along with investments in mortgage originators. Among our securities strategies, our CMBS, non-Agency and European non-conforming RMBS, and U.S. CLO strategies also contributed strong results.
In the first quarter, our credit hedges had no material impact on our results. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, contributed a modest gain for the quarter. We had net losses on our foreign currency hedges for the quarter, but these were more than offset by net gains on foreign currency-related transactions and translation.
In our corporate credit relative value strategy as of March 31, 2018, the market value of our long corporate bonds was $74.2 million, the aggregate market value of our short corporate bonds was $(46.4) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $122.8 million and $(162.4) million, respectively. This strategy contributed modestly to results in the first quarter. As of December 31, 2017 in this strategy, the market value of our long corporate bonds was $51.2 million, the aggregate market value of our short corporate bonds was $(54.3) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $142.5 million and $(140.3) million, respectively.
Agency Summary
As of March 31, 2018, our long Agency RMBS portfolio increased approximately 6.5% to $928.2 million, from $871.8 million as of December 31, 2017. During the first quarter, our Agency strategy generated a modest loss of $(0.3) million, or $(0.02) per share. Agency RMBS prices dropped during the quarter, which led to realized and unrealized losses on our portfolio of $(13.8) million. However, these losses were mostly offset by the net interest income from the Agency portfolio of $3.2 million and gains on our interest rate hedges and other activities of $10.2 million.
While the widening in Agency RMBS yield spreads was the main cause of the modest loss in our Agency strategy for the quarter, results for the strategy were also dampened by the outperformance of TBAs relative to specified pools during the quarter, driven by strong TBA dollar rolls and muted prepayments. We continued to concentrate our long investments in specified pools and hold net short positions in TBAs as a significant component of our interest rate hedging strategy.
Average pay-ups on our specified pools decreased to 0.61% as of March 31, 2018, from 0.74% as of December 31, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts. As of March 31, 2018, the weighted average coupon on our fixed-rate specified pools was 4.0%.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of short positions in TBAs, and to a lesser extent interest rate swaps and short positions in U.S. Treasury securities and futures. For the quarter, we had total net gains of $10.2 million from our interest rate hedges and other activities, as interest rates increased. In our hedging portfolio, the relative proportion (based on 10-year equivalents2) of short positions in TBAs and of U.S. Treasury futures contracts increased quarter over quarter relative to interest rate swaps.
Portfolio turnover for our Agency strategy was approximately 8% for the quarter (as measured by sales and excluding paydowns), and we had net realized losses of $(1.2) million, excluding interest rate hedges.

2"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

The following table summarizes our operating results for the quarters ended March 31, 2018 and December 31, 2017:

	Quarter Ended March 31, 2018	Per Share	% of Average Equity	Quarter Ended December 31, 2017	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$20,545	$0.65	3.34%	$16,706	$0.51	2.67%
Net realized gain (loss)	4,961	0.16	0.81%	594	0.02	0.09%
Change in net unrealized gain (loss)	7,680	0.24	1.25%	6,387	0.20	1.02%
Net interest rate hedges(1)	179	0.01	0.03%	(234)	(0.01)	(0.04)%
Net credit hedges and other activities(2)	1,195	0.04	0.19%	(2,630)	(0.08)	(0.42)%
Interest expense(3)	(6,647)	(0.21)	(1.08)%	(4,232)	(0.13)	(0.68)%
Other investment related expenses	(2,619)	(0.08)	(0.43)%	(3,896)	(0.12)	(0.62)%
Total Credit profit (loss)	25,294	0.81	4.11%	12,695	0.39	2.02%
Agency RMBS:
Interest income	6,693	0.21	1.09%	6,246	0.19	1.00%
Net realized gain (loss)	(1,187)	(0.04)	(0.19)%	(723)	(0.02)	(0.12)%
Change in net unrealized gain (loss)	(12,591)	(0.40)	(2.05)%	(5,648)	(0.17)	(0.90)%
Net interest rate hedges and other activities(1)	10,239	0.32	1.66%	2,844	0.09	0.45%
Interest expense	(3,471)	(0.11)	(0.56)%	(2,777)	(0.09)	(0.44)%
Total Agency RMBS profit (loss)	(317)	(0.02)	(0.05)%	(58)	—	(0.01)%
Total Credit and Agency RMBS profit (loss)	24,977	0.79	4.06%	12,637	0.39	2.01%
Other interest income (expense), net	399	0.01	0.06%	377	0.01	0.06%
Other expenses	(4,052)	(0.13)	(0.66)%	(4,816)	(0.15)	(0.77)%
Net increase in equity resulting from operations	$21,324	$0.67	3.46%	$8,198	$0.25	1.30%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	285			754
Net increase in shareholders' equity resulting from operations(4)	$21,039	$0.67	3.52%	$7,444	$0.23	1.22%
Weighted average shares and convertible units(5) outstanding	31,534			32,483
Average equity (includes non-controlling interests)(6)	$615,433			$626,669
Weighted average shares and LTIP units outstanding(7)	31,322			32,271
Average shareholders' equity (excludes non-controlling interests)(6)	$598,498			$609,475

(1)	Includes TBAs and U.S. Treasury securities, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Includes interest expense on our Senior Notes.

(4)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

(5)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(6)	Average equity and average shareholders' equity are calculated using month end values.

(7)	Excludes Operating Partnership units attributable to non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of March 31, 2018 and December 31, 2017:
Investment Portfolio

	March 31, 2018		December 31, 2017
(In thousands)	Fair Value	Cost	Fair Value	Cost
Long:
Credit:
Dollar Denominated:
CLO(1)	$226,403	$232,741	$184,569	$189,234
CMBS	11,666	13,015	29,144	31,228
Commercial Mortgage Loans and REO(2)	139,367	138,392	133,987	133,498
Consumer Loans and ABS Backed by Consumer Loans(1)	148,418	158,089	138,202	148,657
Corporate Debt and Equity	82,426	83,061	59,452	59,974
Debt and Equity Investment in Mortgage-Related Entities	30,215	25,314	29,017	28,218
Non-Agency RMBS	169,185	157,249	159,743	146,606
Residential Mortgage Loans and REO	241,651	239,954	183,063	180,682
Non-Dollar Denominated:
CLO	10,559	9,681	31,280	28,957
CMBS	21,500	20,336	11,601	10,846
Consumer Loans and ABS Backed by Consumer Loans	5,911	1,005	2,749	1,075
Corporate Debt and Equity	12,880	12,864	13,463	13,785
RMBS(3)	119,791	112,307	99,923	95,672
Agency:
Fixed-Rate Specified Pools	830,689	849,000	768,751	774,696
Floating-Rate Specified Pools	7,270	7,407	8,067	8,135
IOs	32,450	32,925	34,150	35,157
Reverse Mortgage Pools	57,825	59,107	60,866	61,460
TBAs	193,332	192,834	123,680	123,874
Government:
Dollar Denominated	2,200	2,178	—	—
Total Long	2,343,738	2,347,459	2,071,707	2,071,754
Repurchase Agreements
Dollar Denominated	94,060	94,059	84,668	84,668
Non-Dollar Denominated	38,478	38,671	71,281	70,441
Total Repurchase Agreements	132,538	132,730	155,949	155,109
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	(85,186)	(86,587)	(91,902)	(91,778)
Agency:
TBAs	(499,620)	(497,379)	(460,189)	(459,953)
Government:
Dollar Denominated	(69,156)	(68,716)	(53,021)	(53,322)
Non-Dollar Denominated	(38,000)	(35,101)	(37,128)	(35,149)
Total Short	(691,962)	(687,783)	(642,240)	(640,202)
Net Total	$1,784,314	$1,792,406	$1,585,416	$1,586,661

(1)	Includes equity investment in a securitization-related vehicle.

(2)	Includes equity investment in a limited liability company holding small balance commercial mortgage loans.

(3)	Includes RMBS secured by non-performing loans and REO.

Derivatives Portfolio(1)

	As of March 31, 2018				As of December 31, 2017
	Notional			Net Fair Value	Notional			Net Fair Value
(In thousands)	Long	Short	Net		Long	Short	Net
Mortgage-Related Derivatives:
CDS on MBS and MBS Indices	$14,554	$(26,971)	$(12,417)	$5,138	$7,712	$(34,421)	$(26,709)	$7,553
Total Mortgage-Related Derivatives	14,554	(26,971)	(12,417)	5,138	7,712	(34,421)	(26,709)	7,553
Corporate-Related Derivatives:
CDS on Corporate Bonds and Corporate Bond Indices	174,088	(424,880)	(250,792)	(17,309)	169,876	(446,236)	(276,360)	(17,980)
Total Return Swaps on Corporate Equities(2)	60	(10,073)	(10,013)	1	235	(10,317)	(10,082)	—
Total Return Swaps on Corporate Bond Indices(3)	—	(18,290)	(18,290)	16	—	—	—	—
Total Corporate-Related Derivatives	174,148	(453,243)	(279,095)	(17,292)	170,111	(456,553)	(286,442)	(17,980)
Interest Rate-Related Derivatives:
Interest Rate Swaps	350,799	(606,304)	(255,505)	8,382	453,350	(925,644)	(472,294)	3,231
U.S. Treasury Futures(4)	—	(95,900)	(95,900)	(931)	—	(6,800)	(6,800)	45
Total Interest Rate-Related Derivatives				7,451				3,276
Other Derivatives:
Foreign Currency Forwards(5)	—	(25,097)	(25,097)	(89)	—	(42,306)	(42,306)	(473)
Foreign Currency Futures(6)	—	(35,250)	(35,250)	(92)	—	(27,000)	(27,000)	(508)
Other(7)	n/a	n/a	n/a	(3)	n/a	n/a	n/a	24
Total Other Derivatives				(184)				(957)
Net Total				$(4,887)				$(8,108)

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2018, derivative assets and derivative liabilities were $30.0 million and $(34.9) million, respectively, for a net fair value of $(4.9) million, as reflected in "Total Net Derivatives" above. As of December 31, 2017, derivative assets and derivative liabilities were $28.2 million and $(36.3) million, respectively, for a net fair value of $(8.1) million, as reflected in "Total Net Derivatives" above.

(2)	Notional value represents number of underlying shares multiplied by the closing price of the underlying security.

(3)	Notional value represents the number of underlying index units multiplied by the reference price.

(4)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of March 31, 2018 and December 31, 2017 a total of 959 and 68 short U.S. Treasury futures contracts were held, respectively.

(5)
Short notional value represents U.S. Dollars to be received by us at the maturity of the forward contract. Long notional value represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(6)
Notional value represents the total face amount of currency futures underlying all contracts held. As of March 31, 2018 and December 31, 2017, a total of 348 and 216 short foreign currency futures contracts were held, respectively.

(7)
As of March 31, 2018 includes interest rate caps and interest rate "basis" swaps whereby the Company pays one floating rate and receives a different floating rate. As of December 31, 2017 includes interest rate caps, equity call options, and interest rate "basis" swaps.

The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of March 31, 2018, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$41	0.01%	$(47)	(0.01)%
Agency RMBS—Fixed Pools and IOs	15,705	2.57%	(20,413)	(3.34)%
TBAs	(5,673)	(0.93)%	7,631	1.25%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,831	0.63%	(3,799)	(0.62)%
Interest Rate Swaps	(5,489)	(0.90)%	5,249	0.86%
U.S. Treasury Securities	(2,250)	(0.37)%	2,155	0.35%
U.S. Treasury Futures	(3,270)	(0.53)%	3,166	0.52%
Mortgage-Related Derivatives	18	—%	(15)	—%
Corporate Securities and Derivatives on Corporate Securities	(287)	(0.05)%	291	0.05%
Repurchase Agreements and Reverse Repurchase Agreements	(2,489)	(0.41)%	2,459	0.40%
	$137	0.02%	$(3,323)	(0.54)%

(1)
Based on the market environment as of March 31, 2018. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Reverse Repos and Other Secured Borrowings
Borrowings By Collateral Type
The following table summarizes our aggregate secured borrowings, including reverse repos and other secured borrowings, for the three month period ended March 31, 2018 and December 31, 2017.

	As of March 31, 2018	For the Quarter Ended March 31, 2018		As of December 31, 2017	For the Quarter Ended December 31, 2017
Collateral for Secured Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit(1)	$630,644	$578,727	3.59%	$549,531	$390,353	3.56%
Agency RMBS	859,780	840,274	1.68%	829,624	774,368	1.42%
Subtotal(1)	1,490,424	1,419,001	2.46%	1,379,155	1,164,721	2.14%
Corporate Credit Relative Value Trading Strategy	23,971	14,279	1.88%	12,877	29,344	1.47%
U.S. Treasury Securities	2,203	4,694	1.45%	297	9,939	0.83%
Total	$1,516,598	$1,437,974	2.45%	$1,392,329	$1,204,004	2.11%

(1)	Excludes U.S. Treasury Securities and investments in our corporate credit relative value trading strategy.
During the first quarter there was an overall increase in our average cost of funds. Our average cost of funds on our Agency-related portfolio, U.S. Treasury securities, and securities in our corporate credit relative value trading strategy—which are part of our Credit-related portfolio—increased as LIBOR rose. Average cost of funds on our Credit-related portfolio, excluding our corporate credit relative value trading strategy, remained relatively flat quarter over quarter. Cost of funds on securities in our credit portfolio increased as LIBOR rose, but this increase was partially offset by lower borrowing costs on our loan portfolios. The overall cost of funds on our aggregate secured borrowings increased from 2.11% to 2.45% quarter over quarter, as our Credit-related secured borrowings constituted a larger share of our total secured borrowings relative to our Agency-related borrowings. As shown in the table above, the secured borrowings in our corporate credit relative value trading strategy have much lower costs of funds than most of our other Credit-related secured borrowings, because this strategy tends to involve more liquid assets, financed for shorter terms, as compared to our other credit strategies. In light of this large difference in borrowing costs, as well as the more short-term nature and varying overall size of our positions in this strategy, we have broken out in the above table the secured borrowings in that strategy from our other Credit-related secured borrowings. Our average cost of funds on our total Credit portfolio, including our corporate credit relative value trading strategy, was 3.55% and 3.41% for the three month periods ended March 31, 2018 and December 31, 2017, respectively.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of March 31, 2018		As of December 31, 2017
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$318,439	23.9%	$324,744	26.9%
31-60 Days	468,382	35.2%	396,259	32.8%
61-90 Days	419,421	31.5%	408,825	33.8%
91-120 Days	3,563	0.3%	—	—%
121-150 Days	1,953	0.2%	8,551	0.7%
151-180 Days	11,008	0.8%	8,902	0.7%
181-360 Days	35,162	2.6%	5,090	0.4%
> 360 Days	73,015	5.5%	56,944	4.7%
	$1,330,943	100.0%	$1,209,315	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The weighted average remaining term on our reverse repos as of March 31, 2018 increased to 108 days from 99 days as of December 31, 2017, primarily as a result of the addition of longer-dated reverse repurchase agreements.
Our borrowings outstanding under reverse repos were with a total of 24 counterparties as of March 31, 2018. As of March 31, 2018, we held liquid assets in the form of cash and cash equivalents in the amount of $25.7 million.
Long-Term Debt
As of March 31, 2018, our outstanding borrowings included $86.0 million in aggregate principal amount of unsecured Senior Notes, bearing interest at a rate of 5.25% per annum and maturing on September 1, 2022. Inclusive of debt issuance costs, our effective cost of funds on the notes is 5.55%.

Total Borrowed Funds
The following table details our debt-to-equity ratios as of March 31, 2018 and December 31, 2017.

	As of
	March 31, 2018	December 31, 2017
	($ in thousands)
Recourse(1) Borrowings:
Reverse Repurchase Agreements	$1,330,943	$1,209,315
Other Secured Borrowings	9,330	—
Senior Notes, at par	86,000	86,000
Total Recourse Borrowings	1,426,273	1,295,315
Debt-to-Equity Ratio Based on Total Recourse Borrowings	2.34:1	2.09:1
Debt-to-Equity Ratio Based on Total Recourse Borrowings Excluding U.S. Treasury Securities	2.33:1	2.09:1
Non-Recourse(1) Borrowings:
Other Secured Borrowings	62,550	57,909
Other Secured Borrowings, at fair value(2)	113,775	125,105
Total Recourse and Non-Recourse Borrowings	1,602,598	1,478,329
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings	2.63:1	2.38:1
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings Excluding U.S. Treasury Securities	2.62:1	2.38:1

(1)
All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of our other assets. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

(2)	Relates to our non-QM loan securitization, where we have elected the fair value option on the related debt.
Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. The increase in borrowings related to our Credit and Agency portfolios, coupled with a lower capital base resulting from share repurchases, led to an increase in our debt-to-equity ratio as of March 31, 2018 as compared to the prior period.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, decreased slightly to 2.7% for the quarter ended March 31, 2018, from 2.8% for the prior quarter. The slight decrease in our annualized expense ratio resulted primarily from a decrease in professional fees for the quarter. We did not incur incentive fee expense for either the first quarter of 2018 or the fourth quarter of 2017.
Dividends
On May 2, 2018, our Board of Directors declared a dividend of $0.41 per share for the first quarter of 2018, payable on June 15, 2018 to shareholders of record on June 1, 2018. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On February 6, 2018, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.55 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including under 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended March 31, 2018, we repurchased 943,897 common shares at an average price per share of $14.80 and a total cost of $14.0 million. From April 1, 2018 through May 3, 2018, we repurchased an additional 203,004 shares at an average price per share of $14.90 for an aggregate cost of $3.0 million.

About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, corporate equity and debt securities (including distressed debt), non-mortgage and mortgage-related derivatives, equity investments in mortgage-related entities, and other strategic investments. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 8, 2018, to discuss our financial results for the quarter ended March 31, 2018. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 2591408. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, May 8, 2018, at approximately 2 p.m. Eastern Time through Tuesday, May 22, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 2591408. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 15, 2018 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2018	December 31, 2017
Investment income
Interest income	$28,092	$23,810
Other income	716	1,288
Total investment income	28,808	25,098
Expenses
Base management fee to affiliate (Net of fee rebates of $275 and $160, respectively)	1,978	2,113
Interest expense	11,562	9,326
Other investment related expenses:
Servicing and other	2,952	2,588
Issuance costs related to Other secured borrowings, at fair value	—	1,679
Other operating expenses	2,074	2,333
Total expenses	18,566	18,039
Net investment income	10,242	7,059
Net realized gain (loss) on:
Investments	12,584	1,552
Financial derivatives, excluding currency hedges	902	(5,930)
Financial derivatives—currency hedges	(2,204)	937
Foreign currency transactions	1,769	(2,390)
	13,051	(5,831)
Change in net unrealized gain (loss) on:
Investments	(6,851)	537
Other secured borrowings	784	—
Financial derivatives, excluding currency hedges	3,197	4,507
Financial derivatives—currency hedges	800	(1,688)
Foreign currency translation	101	3,614
	(1,969)	6,970
Net realized and change in net unrealized gain (loss) on investments, financial derivatives, and other secured borrowings	11,082	1,139
Net increase in equity resulting from operations	21,324	8,198
Less: Increase in equity resulting from operations attributable to non-controlling interests	285	754
Net increase in shareholders' equity resulting from operations	$21,039	$7,444
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.67	$0.23
Weighted average shares and LTIP units outstanding	31,322	32,271
Weighted average shares and convertible units outstanding	31,534	32,483

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2018	December 31, 2017(1)
ASSETS
Cash and cash equivalents	$25,715	$47,233
Restricted cash	425	425
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $2,347,459 and $2,071,754)	2,343,738	2,071,707
Financial derivatives–assets, at fair value (Net cost – $25,391 and $31,474)	30,038	28,165
Repurchase agreements (Cost – $132,730 and $155,109)	132,538	155,949
Total Investments, financial derivatives, and repurchase agreements	2,506,314	2,255,821
Due from brokers	95,549	140,404
Receivable for securities sold and financial derivatives	522,126	476,000
Interest and principal receivable	32,488	29,688
Other assets	13,729	43,770
Total assets	$3,196,346	$2,993,341
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $687,783 and $640,202)	$691,962	$642,240
Financial derivatives–liabilities, at fair value (Net proceeds – $22,202 and $27,463)	34,925	36,273
Total investments and financial derivatives	726,887	678,513
Reverse repurchase agreements	1,330,943	1,209,315
Due to brokers	21,054	1,721
Payable for securities purchased and financial derivatives	225,519	202,703
Other secured borrowings (Proceeds – $71,880 and $57,909)	71,880	57,909
Other secured borrowings, at fair value (Proceeds – $114,559 and $125,105)	113,775	125,105
Senior notes, net	84,837	84,771
Accounts payable and accrued expenses	3,876	3,885
Base management fee payable to affiliate	1,978	2,113
Interest and dividends payable	5,168	5,904
Other liabilities	479	441
Total liabilities	2,586,396	2,372,380
EQUITY	609,950	620,961
TOTAL LIABILITIES AND EQUITY	$3,196,346	$2,993,341
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(30,392,041 and 31,335,938, shares issued and outstanding)	$584,005	$589,722
Additional paid-in capital–LTIP units	10,469	10,377
Total Shareholders' Equity	594,474	600,099
Non-controlling interests	15,476	20,862
Total Equity	$609,950	$620,961
PER SHARE INFORMATION:
Common shares, no par value	$19.56	$19.15
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.25	$18.85

(1)	Derived from audited financial statements as of December 31, 2017.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.